Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference in this Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-290553) of our report dated March 24, 2025, relating to our audit of the financial statements of SKYX Platforms Corp. as of December 31, 2024 and 2023 and for the periods then ended, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC

The Woodlands, Texas
October 24, 2025